July 12, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (414) 354-5342

Mr. Michael T. Crowley, Jr.
Chairman, President & Chief Executive Officer
Bank Mutual Corporation
4949 West Brown Deer Road
Milwaukee, WI 53223


Re:	Bank Mutual Corporation
	Form 10-K for the fiscal year ended December 31, 2004
	Filed March 11, 2005
	File Number: 000-31207

Dear Mr. Crowley:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,



Donald Walker
Senior Assistant Chief Accountant